Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Declares

Quarterly Distribution of $0.8750 per Common Unit

Whippany, New Jersey, January 22, 2015 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that its Board of Supervisors declared a quarterly distribution of $0.8750 per Common Unit for the three months ended December 27, 2014. This quarterly distribution rate equates to an annualized rate of $3.50 per Common Unit. The distribution is payable on February 10, 2015 to Common Unitholders of record as of February 3, 2015.

Nominees are hereby notified that there is a withholding requirement of 39.6% for foreign partners from the $0.8750 per unit cash distribution under Section 1446 of the Internal Revenue Code.

The Partnership also announced that, at its recent meeting, its Board of Supervisors had declared the close of business on March 16, 2015 as the record date for the 2015 Tri-Annual Meeting of the Partnership’s Common Unitholders. The Tri-Annual Meeting is scheduled to be held at 9:00 a.m., Wednesday, May 13, 2015 at the Partnership’s headquarters in Whippany, New Jersey.

The Partnership anticipates making proxy materials available to its Unitholders of record as of such record date shortly following the record date. At the Tri-Annual Meeting, it is anticipated that Unitholders will be asked to elect the Partnership’s Supervisors for three-year terms, to ratify the appointment of the Partnership’s independent registered public accounting firm for its 2015 fiscal year, to approve an amendment to the Partnership’s 2009 Restricted Unit Plan and to have a Say-on-Pay.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.2 million residential, commercial, industrial and agricultural customers through more than 710 locations in 41 states.

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